Exhibit 2.9

EXECUTION VERSION

TRADEMARK LICENSE AGREEMENT (CBS SPORTS RADIO BRAND)

BY AND BETWEEN

CBS BROADCASTING INC.,

CSTV NETWORKS, INC. d/b/a CBS SPORTS NETWORK,

AND

CBS RADIO INC., AND

CBS SPORTS RADIO NETWORK INC.

DATED AS OF NOVEMBER 16, 2017

LICENSE AGREEMENT (CBS SPORTS RADIO BRAND)

This TRADEMARK LICENSE AGREEMENT (CBS SPORTS RADIO BRAND) (this “Agreement”), dated as of November 16, 2017 (the “Effective Date”), is by and between CBS Broadcasting Inc., a New York corporation (the “Licensor”), and CSTV Networks, Inc. d/b/a CBS Sports Network (“CBSSN”), one the one hand, and CBS Sports Radio Network Inc., a Delaware corporation (“CBSRN”), and CBS Radio Inc., a Delaware corporation (“Radio” and collectively with CBSRN, and Radio’s wholly-owned direct and indirect Subsidiaries identified in Schedule 2, the “Licensees”), on the other hand. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meanings set forth in the Master Separation Agreement, dated as of February 2, 2017, by and between CBS Corporation, a Delaware corporation (“CBS”) and Radio (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, prior to the Separation (as defined below), Licensor was engaged in the Radio Business and Radio was a wholly owned subsidiary of Licensor;

WHEREAS, pursuant to the Merger Agreement, Entercom Communications Corp. (“Entercom”), a Pennsylvania corporation, has agreed to acquire the Radio Business and in order to facilitate the transactions contemplated thereby, the Parties have agreed to separate the Radio Business from the other businesses of CBS, on the terms and conditions set forth in the Separation Agreement and the Merger Agreement (the “Separation”);

WHEREAS, in furtherance of the transactions contemplated in the Separation Agreement and Merger Agreement, the Parties desire that Licensor grant Licensee a license to use certain of its assets for a certain period; and

WHEREAS, the Merger Agreement requires execution and delivery of this Agreement by Licensor and Licensee on the Distribution Date.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

1	Definitions and Interpretations

1.1    In this Agreement, the following terms shall have the following meanings assigned to them:

(a)    “Acquisition” means, except for any transaction contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement, with respect to each of CBSRN and Entercom, (i) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) would acquire, directly or indirectly, voting securities representing more than 30% of the total voting power of CBSRN or Entercom, as applicable; (ii) a merger, consolidation, recapitalization or reorganization of CBSRN or Entercom, as applicable, unless securities representing more than 70% of the total voting power of the legal successor to CBSRN or Entercom, as applicable, as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned outstanding voting securities of CBSRN or Entercom, as applicable, immediately prior to such transaction; or (iii) the sale of all or substantially all of the consolidated assets of the CBSRN or the Entercom Group, as applicable;

(b)    “Agreement” has the meaning set forth in the Preamble;

(c)    “Applicable Licensee” means (i) with respect to the license under Sections 2.1(a), 2.1(c) and 2.1(d) to CBSRN and its Permitted Sublicensees and (ii) with respect to the license under Section 2.1(b) to a Licensed Radio Station, and their the Permitted Sublicensees, listed under “Radio Station Licensee” as set forth on Schedule 2 for such Licensed Radio Station, as such Schedule may be updated from time to time by Licensee pursuant to Section 2.2(b)(ii) .

(d)    “Brand Guidelines” means the brand guidelines attached at Schedule 3, as may be updated from time to time by Licensor on reasonable prior written notice to Licensees;

(e)    “CBS” has the meaning set forth in the Preamble;

(f)    “CBS Sports Network” means CSTV Networks, Inc. d/b/a CBS Sports Network and its video programming service currently known as “CBS Sports Network.”

(g)    “Defaulting Party” has the meaning set forth in Section 10.2(a)(iv);

(h)    “Divested Station” means a radio station previously or currently owned by Licensor or an affiliate of Licensor in the Radio Business, which is being sold or otherwise transferred, or is planned to be sold or otherwise transferred, in connection with the consummation of the transactions contemplated by the Separation Agreement and Merger Agreement.

(i)    “Domain Names” means (i) the “radio.cbssports.com” domain name, (ii) the domain names listed on Schedule 1, and (iii) the domain names listed under the “Domain Names” column set forth on Schedule 2 (or as may be deemed added to that schedule by written agreement of the Parties hereto);

(j)    “Effective Date” has the meaning set forth in the Preamble;

(k)    “Eye Design” means the trademark ;

(l)    “Format” means, with respect to each Licensed Radio Station, the format for such Licensed Radio Station that is set forth under the “Format” column on Schedule 2;

(m)    “Initial Term” has the meaning set forth in Section 10.1;

(n)    “Insolvency” means the earlier of any of the following with regard to any entity, as specified herein: (i) a voluntary or involuntary proceeding or petition is commenced or filed seeking relief under any federal, state or foreign bankruptcy, insolvency, receivership or other law providing relief for debtors; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official or any petition for or acquiescence in the appointment thereof; (iii) winding-up or liquidation or other cessation of operations, or suspension of all or a substantial part of its business, or (iv) a general assignment for the benefit of creditors or inability, admitting in writing its inability or failing generally to pay its debts as they become due or the occurrence of any event which accelerates or permits acceleration of the maturity of any of its debts;

(o)    “Licensee Sports Programming” means (i) all sports audio content carried by CBSRN on its national audio programming network including sports audio content carried by CBSRN and also carried by CBS Sports Network on its video programming services as of the Effective Date, (ii) other sports audio content produced by CBSRN, of at least the same quality as the Licensor Sports Network Content and approved by Licensor for distribution as CBS Sports Network Programming, (iii) short promotional clips of any of the foregoing provided that such clips are used consistently with the limitations associated with the clip guidelines issued by CBSSN.

(p)    “Licensee Sports Programming Business” means the business of CBSRN packaging Licensor Sports Content and Licensor Sports Network Content and Licensee Sports Programming and licensing it under the Licensed Property for distribution or syndication by itself or by Permitted Programming Sublicensees.

(q)    “Licensee Sports Video Programming” means simultaneous video streams or recordings that are created by the placement of camera(s) to capture the simultaneous Telecast of Licensee Sports Programming.

(r)    “Licensor Sports Content” means all sports audio content produced by Licensor as CBSSN and provided by Licensor to Licensees for use in the Licensee Sports Programming Business.

(s)    “Licensor Sports Network Content” means all sports audio content produced by Licensor’s subsidiaries as CBS Sports Network and provided by Licensor to Licensees for use in the Licensee Sports Programming Business.

(t)    “Licensed Market” means, with respect to each Licensed Radio Station, the designated marketing area (“DMA”) as established by Nielsen as of the Effective Date for such Licensed Radio Station as identified under the “Location” column on Schedule 2 (and as may be updated by Nielsen from time to time);

(u)    “Licensed Property” means the: (i) the Trademarks (including as used in “CBS SPORTS RADIO NETWORK”, “CBS SPORTS MINUTE” and “CBS SPORTS RADIO WEEKEND”) consistent with the manner and to extent used in the Licensee Sports Programming Business as of the Effective Date; (ii) the “radio.cbssports.com” domain name and the other Domain Names; and (ii) any logo created by Licensees incorporating the names “CBS

SPORTS RADIO”, “CBS SPORTS RADIO NETWORK”, “CBS SPORTS MINUTE” or “CBS SPORTS RADIO WEEKEND” and approved in advance in writing by Licensor for use in connection with the Licensee Sports Programming Business. For the avoidance of doubt, “Licensed Property” excludes “CBS RADIO” (which is subject to another CBS Brands License Agreement);

(v)    “Licensed Radio Station” means the radio stations identified under the “Radio Station” column on Schedule 2, as CBSRN or Radio will update and deliver to Licensor promptly in connection with changes in Licensed Radio Stations and Licenses made under Section 12.7(b), that are not otherwise terminated pursuant to Section 10.2;

(w)    “Licensed Services” has the meaning set forth in Section 2.1;

(x)    “Licensees” has the meaning set forth in the Preamble;

(y)    “Licensee Indemnified Parties” has the meaning set forth in Section 11.1;

(z)    “Licensor” has the meaning set forth in the Preamble;

(aa)     “Licensor Indemnified Parties” has the meaning set forth in Section 11.2;

(bb)    “Non-Defaulting Party” has the meaning set forth in Section 10.2(a)(iv);

(cc)    “Party” means either Licensor and CBSSN, on the one hand, or Licensees, on the other hand, and “Parties” means collectively Licensor, CBSSN and Licensees;

(dd)    “Permitted Sublicensee” has the meaning set forth in Section 2.5; provided that a Permitted Sublicensee shall no longer be deemed to be a Permitted Sublicensee hereunder if it is terminated pursuant to Section 10.2 and shall no longer be deemed to be a Permitted Sublicensee hereunder with respect to a license under Section 2.1(b) as to a particular Licensed Radio Station if such Licensed Radio Station is terminated pursuant to Section 10.2;

(ee)    “Permitted Video Use” has the meaning set forth in Section 2.4;

(ff)    “Promotional Use” means, subject to the Permitted Video Uses as set forth in Section 2.4, promotion internally facing to Licensees’ employees or Affiliates and promotion externally facing to the public of the Licensee Sports Programming Business or a Station Business, as the case may be, in each case to the extent used as of the Effective Date, including:    (i) any such use on any Licensed Radio Station (both analog and digital signal); (ii) any such use on any current or future online or digital platform (including a platform or audio application whether owned or operated by CBS or its Affiliates or a third party) which permits promotion of brands, promotional content (including user generated content), or services to the general public or a group of users or consumers, including YouTube, Twitter, Facebook, Snapchat and Instagram (the foregoing platforms and other similar platforms, “Social Digital Platforms”); (iii) all forms of promotions of the Licensee Sports Programming Business or a Station Business, as the case may be, by or on behalf of a Licensee or Permitted Sublicensee, including joint promotions, promotion on a Social Digital Platform or registering a Social Digital Platform

Account Name; (iv) any concert, festival, party, production, performance, live show, or other event held, organized, promoted or sponsored by or on behalf of a Licensee or a Permitted Sublicensee; (v) merchandise that displays the Licensed Property; and (vi) any other promotion of the Licensed Radio Stations as used as of the Effective Date, provided that all of the above uses are subject to the Brand Guidelines;

(gg)     “Radio Business” has the meaning set forth in the Separation Agreement, as applicable, provided that for the purposes of this Agreement, the “Radio Business” shall include the distribution of Audio Products by Radio Station broadcasts or audio-only technology and audio-only distribution methods now known or later developed during the Term.

(hh)    “Radio Indicator” means any identifier that is used consistently in audio and written forms that (i) indicates that a Licensed Service being provided by a terrestrial radio station or (ii) includes at least one of the following:

(i)    an indication whether the radio station is an AM or FM station, expressed as “AM” or “FM”;

(ii)    the terrestrial radio dial location (e.g., “880” or “1060”);

(iii)    the term “Radio;” or

(iv)    such other term that Licensor approves in advance in writing (such approval not to be unreasonably withheld, conditioned or delayed) as sufficient to indicate that the Licensed Services are from a terrestrial radio source and would not create a risk of confusion with CBS’ or its Affiliates’ current or anticipated business;

(ii)    “Radio Station Branding” means the branding for the Licensed Radio Station operated by the Applicable Licensee that is set forth under the “Radio Station Branding” column on Schedule 2;

(jj)    “Renewal Term” has the meaning set forth in Section 10.1;

(kk)     “Separation Agreement” has the meaning set forth in the Preamble;

(ll)    “Social Digital Platform” has the meaning set forth in Section 1.1(ee);

(mm)    “Social Digital Platform Account Name” means a method of identification or authentication of a user or publisher on a Social Digital Platform, including registering a name, setting up an account name, and/or otherwise establishing a means of identification;

(nn)    “Station Business” means, with respect to “Licensed Radio Station” column set forth on Schedule 2, the conduct of the Radio Business of such radio station in its Licensed Market and Format;

(oo)    “Telecast” means any and all media, technology, and distribution methods, including over any form of television, interactive, and online media (whether currently existing or hereafter developed), including over-the-air and any type of satellite or cable television or comparable technology whether by CATV (community antenna television), MDS (multipoint distribution systems), MMDS (multichannel multipoint distribution systems), DBS (direct broadcast satellite), STV (subscription television), TVRO (television receive-only), SMATV (single master antenna television), VOD (Video on Demand), SVOD (subscription video on demand) and/or VDT (Video Dial Tone), as well as Internet and broadband, including both audio and audiovisual rights.

(pp)    “Term” has the meaning set forth in Section 10.1; and

(qq)    “Trademarks” means (i) the registered trademarks listed in Schedule 1 and (ii) the registered trademarks listed in Schedule 2, which registrations may be updated from time to time by the Licensor at its sole discretion, in each case, together with all unregistered trademarks, service marks, trade names, logos and designs that are incorporated in the Radio Station Branding and Domain Names.

2	Grant of Rights

2.1    Subject to the terms and conditions of this Agreement and for no additional royalties or consideration apart from the consideration provided to CBS in connection with the Separation, the Licensor hereby grants to the Applicable Licensees a limited, non-exclusive (but subject to Section 2.6), non-assignable, non-transferrable (except as set forth in Section 12.7), and non-sublicensable (except as set forth in Section 2.5) license for a period not to exceed the applicable Term:

(a)    (i) to use the Trademarks and Domain Names on Schedule 1 for the Licensee Sports Programming Business and its marketing and Promotional Use, subject to Section 2.1(d), in the United States and Canada; and (ii) to use solely as approved by Licensor or CBSSN, the Licensee Sports Video Programming. Licensees may only use the Trademarks for sports video programs that they provide to Licensor or CBS Sports Network and Licensee’s video use is subject to any clip guidelines and any other guidelines issued by CBSSN or Licensor; in each case solely to the extent used with a Radio Indicator to identify the Licensee Sports Programming Business consistent with the manner and extent of such use as of the Effective Date;

(b)    to use (i) Trademarks as part of the Radio Station Branding for the applicable Licensed Radio Station in the applicable Licensed Market and for the applicable Format and (ii) to use the Domain Names, in each case solely to the extent used with a Radio Indicator to identify a Station Business consistent with the manner and extent of such use as of the Effective Date; provided that the applicable Licensed Radio Station continues to broadcast the Licensee Sports Programming twenty-four (24) hours a day and seven (7) days a week;

(c)    to use the “radio.cbssports.com” Domain Name as part of the Licensee Sports Programming Business solely to the extent used with a Radio Indicator to identify the Licensee Sports Programming Business in the manner and to the extent of such use as of the Effective Date only until 12 months after the Effective Date or December 31, 2017, whichever is later; provided that the Licensees shall use all reasonable efforts to reduce its usage of such Domain Name after the Effective Date as required in order to meet its obligations under Sections 3.7 and 3.8(b); and

(d)    to use the Eye Design as part of the Licensee Sports Programming Business in the United States and Canada and Radio Station Branding consistent with the manner and to the extent of such use as of the Effective Date only for twelve (12) months after the Separation; provided that the Licensees shall use all reasonable efforts to reduce its usage of the Eye Design after the Effective Date as required in order to meet its obligations under Sections 3.7 and 3.8(c).

The foregoing Sections 2.1(a) through 2.1(d) are collectively referred to herein as the “Licensed Services.” Licensee shall take reasonable efforts to wind-down and cease such licensed use of the Licensed Property, as required in order to meet its obligations under Article 10.

2.2    Licensed Market Uses.

(a)    Under the license granted pursuant to Sections 2.1(a), 2.1(c) and 2.1(d), the Applicable Licensees may use the Licensed Property for the Licensed Services only in the United States (including its territories and possessions) and in Canada; provided, however, the Parties hereto acknowledge that the Licensees are permitted to use the Licensed Property for terrestrial radio broadcasting, and related online, digital uses and Promotional Use for providing the Licensed Services or the marketing and promotion thereof directed to users and consumers within the United States and Canada. The Licensees may not direct use of the Licensed Property to terrestrial radio, online or digital users or consumers outside the United States and Canada; provided that to the extent permitted uses which are directed to terrestrial radio, online or digital users or consumers in the United States and Canada can be consumed by terrestrial radio, online or digital users or consumers outside the United States or Canada, the Licensees shall not be deemed in breach of Section 2.1 nor this Section 2.2.

(b)    Under the license granted pursuant to Section 2.1(b):

(i)    the Applicable Licensees may use the Licensed Property only in the applicable Licensed Market; provided, however, the Parties acknowledge that the Applicable Licensees are permitted to use the Licensed Property for terrestrial radio broadcasting, and related online, digital uses and Promotional Use for providing the Licensed Services and the marketing and promotion thereof to users and consumers which are solely directed to the Licensed Market and the Parties acknowledge that such broadcasts and related online, digital uses or Promotional Uses may be accessed or consumed by users or consumers outside the License Market (“Spill-Over Use”), and Licensees are permitted to use the Licensed Property for the Licensed Services directed outside the Licensed Market solely for joint promotions that involve other Licensed Radio Stations (“Multi Market Promotion”). Licensees may not direct use of the Licensed Property to terrestrial radio, online or digital users or consumers outside the Licensed Market, except Spill-Over Use and Multi Market Promotion will not be a breach of Section 2.1 nor this Section 2.2; and

(ii)    Radio may seek prior written consent of Licensor (which consent shall not be unreasonably withheld) to designate additional radio stations owned or operated by an Affiliate of Radio to be licensed hereunder to use CBS SPORTS RADIO as a Licensed Radio Station, provided that such applicable radio stations will broadcast the Licensee Sports Programming twenty-four (24) hours a day and seven (7) days a week. Such written request shall include the new radio station’s designated marketing area, format and a description of the branding to be used by such radio station. Upon receipt of Licensor’s written consent, the radio station will be deemed a “Licensed Radio Station” hereunder and Schedule 2 amended accordingly.

2.3    Prohibited Uses of Licensed Property.

The Licensees may not use the Licensed Property for any good or service or in any manner that is: (a) pornographic or reasonably considered by Licensor as offensive; or (b) unlawful or obscene (as determined in accordance with applicable Federal Communications Commission standards). The Parties acknowledge and agree that all uses of the Licensed Property that are consistent with the uses of the Licensed Property by the Radio Business during the one year period prior to the Effective Date are not prohibited by this Section 2.3.

2.4    Further Prohibited Uses of Licensed Property.

Subject to Section 2.1(a)(ii), the Licensees shall not use the Licensed Property to identify audio-visual content including news, sports, weather, traffic reporting or other videos or video services (including, video-on-demand or video streaming, syndication of video content or video streams, or any other distribution of audio-visual content), except to promote the Licensee Sports Programming Business to the extent used as of the Effective Date and subject to Licensor’s approval, not to be unreasonably withheld (“Permitted Video Use”).

2.5    Permitted Sublicensees. In addition to Section 2.8(c), a Licensee may not license or authorize any other Person to use the Licensed Property, except that, a Licensee may grant limited, non-assignable (including in an Acquisition) sublicenses of its rights:

(a)    under Section 2.1(a), to (i) any Affiliate providing Licensed Services to such Licensee in connection with the Licensee Sports Programming Business, (ii) those third parties who have been granted licenses or sublicenses of the Licensed Property by Licensor or any of its Affiliates in connection with the operation of the Radio Business prior to the Effective Date (“Existing Permitted Sublicensees”), and (iii) a radio programming business or to any terrestrial radio stations that are subject to a programming license agreement with a Licensee or its Existing Permitted Sublicensees as part of the Licensee Sports Programming Business provided that such business or station agrees to comply with all terms and conditions hereunder applicable to the Licensee (each a “Permitted Programming Sublicensee”); and

(b)    under Section 2.1(b), to (i) any Affiliate providing Licensed Services to such Licensee in connection with the applicable Station Business, (ii) those third parties who have been granted licenses or sublicenses of the Licensed Property by Licensor or any of their Affiliates in connection with the operation of the Radio Business prior to the Effective Date (provided that the sublicense to such third party is for uses substantially similar to those permitted by Licensor and their Affiliates prior to the Effective Date), or (iii) any third parties for which such Licensee obtains prior written consent of Licensor (which shall not be unreasonably withheld); provided that (A) such Licensee has sent Licensor written notice with detailed information regarding all proposed uses of the Licensed Property by such third party (including identification of all types of uses and media in connection with which the Licensed Property will be used); and (B) such third parties agree to comply with all terms and conditions hereunder applicable to the Licensees (each such third party, together with Existing Permitted Sublicensees and Permitted Programming Sublicensee, the “Permitted Sublicensees”).

Notwithstanding the grant of any sublicenses, the Licensees shall remain liable for compliance by each Permitted Sublicensee with all terms and conditions of this Agreement applicable to the Licensees and such terms and conditions shall be deemed to be applicable to each Permitted Sublicensee and Licensor may terminate the purported sublicense to use the Licensed Property granted to any purported Permitted Sublicensee at any time if the transfer or assignment of such Licensed Property to such Permitted Sublicensee occurred in violation of the foregoing requirements of this Section 2.5.

For the avoidance of doubt, the Licensees may engage manufacturers and service providers to apply the Licensed Marks to Licensees’ promotional goods of the types and in the manner used prior to the Effective Date, or otherwise use the Trademarks in connection with the advertising or marketing of Licensees’ Licensed Services solely at the direction and on behalf of the Licensees (e.g. t-shirt or banner manufacturer or newspaper carrying an advertisement) without prior consent or approval from Licensor..

2.6    Licensor’s Restrictions. The Licensor agrees not to use or license (or cause or induce or permit others to do so) the Licensed Property for the operation of a terrestrial radio or Internet audio streaming station or network in the United States or Canada during the Term, unless the right to use the Licensed Property is earlier assigned or sublicensed to a Divested Station. For the avoidance of doubt, the Licensor’s use or license of the trademarks CBS or “CBS SPORTS” (either alone or in combination with other symbols, words, phrases or logos other than CBS SPORTS RADIO) and CBS RADIO (which is the subject of a license between Licensor and Radio) is not prohibited by the foregoing; and the Licensors’ use or license of the Licensed Property is not prohibited by the foregoing where the right to use a Trademark is assigned or sublicensed to a Divested Station.

2.7    Licensor’s Reserved Rights. All rights of the Licensor and its Affiliates not expressly granted by the Licensor to the Licensees pursuant to this Agreement are reserved without exception or limitation. For the avoidance of doubt, Licensees have no rights under Section 2.1(a) to directly or indirectly use the Licensed Property independently from the Licensee Sports Programming Business and have no rights under Section 2.1(b) to use the Licensed Property for Radio Station Branding other than at those stations listed in Schedule 2.

2.8    Licensees’ Acknowledgements Concerning the Licensed Property. Subject to Section 2.6 and the other CBS Brands License Agreements, the Licensees hereby acknowledge and agree that:

(a)    No Claims Against CBS. For the avoidance of doubt, CBS and its Affiliates have the right to use and license (and Licensees shall not have any basis to object to or make claims against CBS or its Affiliates for their use or license of):

(i)    the Licensed Property,

(ii)    the Eye Design, “CBS,” “CBS RADIO NEWS,” “CBS NEWS RADIO” and “CBS SPORTS; or

(iii)    “KCBS,” and “WCBS” and “CBS RADIO” (which are subject to other CBS Brand License Agreements);

in each case either alone or in combination with other symbols, words, phrases or logos (including the Trademarks in combination with “TV” or any other term indicating audio or audio-visual content or other media) for any uses in connection with any goods and services (including domain names), whether known as of the date of this Agreement or created in the future, including use in association with any activities of CBS or its Affiliates’ television station brand names, such as WCBS and KCBS, and related activity and for any audio products or otherwise;

(b)    FCC Licenses. The Licensee shall not grant consent to any Person to use any of the Licensed Property as call letters, even if its status at the Federal Communications Commission would permit the Licensee to provide such consent; and

(c)    Risk of Confusion. The Parties shall cooperate with any reasonable requests of Licensor in connection with any Licensed Services that may create a risk of confusion with any current or anticipated business of CBS or any of its Affiliates.

3	Licensees’ Use of the Licensed Property

3.1    Brand Guidelines and Logo Changes.

(a)    The Licensees shall use the Trademarks in accordance with the Brand Guidelines as amended by the Licensor from time to time with written notice to Licensees, shall observe all reasonable directions given by the Licensor as to the representations of the Trademarks and shall adopt any new visual representation of the Trademarks that may be required from time to time by the Licensor upon reasonable prior written notice to Licensees (“Guideline Update”), comply with all applicable Laws and the quality standards set forth in Section 3.3, provided that:

(i)    any Guideline Update required by Licensor would not reasonably be expected to effectively prohibit the use of the Trademarks by Licensee;

(ii)    if in any given 12 month period, the Guideline Updates, individually or in the aggregate, require Licensee to expend material funds or resources to implement, Licensor agrees to consult with Licensee in good faith on such expenditures; and

(iii)    Licensee shall have six (6) months from receipt of Licensor’s notification of a Guideline Update to comply with such update, provided that Licensees shall use reasonable efforts to promptly complete all necessary changes. Notwithstanding the foregoing, Licensees shall not be required to implement any Guideline Update with respect to inventory, goods, material or other products existing as of the date Licensees were notified of such Guideline Update.

(b)    The Parties anticipate that the Licensees may wish to alter the branding associated with the Licensee Sports Programming Business or Station Business during the Term (in addition to the alterations contemplated by Section 3.8), and Licensees shall obtain Licensor’s prior written approval (not to be unreasonably withheld) before adopting any new visual representation of the Trademarks or to use, reproduce or represent any of the Trademarks in any form or manner that is not already in use in the Station Businesses as of the Effective Date.

3.2    Licensor’s Quality Control. The Licensees agree to provide representative samples of any goods, services and materials to or in which the Licensed Property is affixed or incorporated, including marketing and promotional materials, audio recordings of content and all other uses of the Licensed Property by the Licensees (whether written, electronic or recorded in any other medium), as reasonably requested by the Licensor. If at any time the Licensor notifies the Licensees in writing that a deficiency exists in the form, manner or quality of any goods, services or materials to or in which the Licensed Property is affixed or incorporated, the Licensees will use diligent efforts to remedy such deficiency promptly and provide the Licensor with evidence of same.

3.3    Licensees’ Obligations / Quality Control. In using the Licensed Property, the Licensees shall:

(a)    maintain such quality standards for its Sports Programming Business or the Licensed Radio Stations that are in place as of the Effective Date, as well as any higher quality standards observed by Licensor or its Affiliates from time to time which are communicated to Licensees;

(b)    not do any act which would reasonably be expected to dilute or materially weaken the strength of the Licensed Property or render the Trademarks generic or invalid (it being understood that uses of the Licensed Property that are consistent with those uses by the Radio Business in the one year period prior to the Effective Date shall not be considered a breach of this Section 3.3(b));

(c)    conduct its business and operations in a manner that would not reasonably be expected to have an adverse effect on the reputation of Licensor or their goodwill associated with the Licensed Property (it being understood that the conduct of the Radio Business in a manner consistent with how it was conducted during the one year period prior to the Effective Date shall not be considered a breach of this Section 3.3(c));

(d)    not perform any act or fail to act in any way that could reasonably be expected to injure, denigrate or otherwise devalue the Licensed Property, or the goodwill or reputation of the Licensor or any of the Licensor’s Affiliates (it being understood that action and inaction consistent with the conduct of the Radio Business during the one year period prior to the Effective Date shall not be considered breaches of this Section 3.3(d)). The Licensees hereby agree that they will use commercially reasonable efforts to ensure that the Licensees’ employees and other personnel (and, for the avoidance of doubt, the employees and other personnel of their Permitted Sublicensees) do not make any offensive remarks, commit any criminal act, or commit any other act which could reasonably be expected to reflect unfavorably upon the Licensed Property or the Licensor or its Affiliates in any material respect; and, in the event of any such conduct, the Licensees will work with the Licensor to promptly minimize any resulting adverse impact on the Licensed Property and to remedy any such conduct (without limiting other remedies available to the Licensor under this Agreement, including under Section 3.4(b)); and

(e)    not make any representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership of any of the Licensed Property other than the licensed rights conferred by this Agreement.

3.4    In the event that any Licensee Sports Programming talent employed or otherwise engaged by any Licensee or any Permitted Sublicensee makes any remarks that are unlawful, obscene or, in the reasonable discretion Licensor, believed to be offensive, or the talent commits any criminal act.

(a)    Licensor may terminate this Agreement to the extent it relates to the particular Licensed Radio Station or the applicable Licensee Sports Programming in which the talent participates; and

(b)    Licensees must, at Licensor’s written request, broadcast and/or display a prominent disclaimer with any content in which the talent participates including a statement that such content is not endorsed by or associated with the Licensor or its Affiliates (the form and content of such disclaimer being subject Licensor’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed).

3.5    Legal Lines. To the extent legends, markings, and notices were used by the Radio Business in connection with uses of the Trademarks prior to the Effective Date, the Licensees shall where practicable cause the following legend to appear on all marketing and promotional materials on or in connection with which the Trademarks set forth on Schedules 1 and 2 are used:

“CBS SPORTS RADIO® is a Registered Trademark of CBS Broadcasting Inc. All Rights Reserved.”

and/or such legends, markings, and notices as the Licensor may reasonably request in order to give appropriate written notice of any trademark, trade name or other rights therein. but failure to use such symbol shall not be deemed a breach of this Agreement that could give rise to termination pursuant to Section 10.2. Licensees agree that upon reasonable request from Licensor to add the aforementioned legend, Licensees will take all reasonable steps necessary to add such legend.

3.6    Domain Name Fees. The Licensees shall be responsible for all fees in connection with the registration of any Domain Names that Licensor agrees to add to Schedule 1 or Schedule 2 and renewal of registration of the Domain Names during the Term and the term of redirection set forth in Section 3.7.

3.7    Domain Name Cooperation. Subject to the Licensees’ compliance with this Agreement, the Licensor shall cooperate with the Licensees to enable (i) the “radio.cbssports.com” domain name for 12 months after the Effective Date and the Domain Name set forth on Schedule 1 for the Term to be directed to the appropriate servers for the Licensees, and (ii) the Domain Names set forth on Schedule 2 to be directed to the appropriate servers for the websites relating to the applicable Station Business during the Term, provided that for a period of eighteen (18) months following the end of the Term, Licensor agree to redirect traffic from such Domain Names to new website addresses designated by Licensees, with an appropriate notice agreed to by the Parties indicating that the applicable website addresses have changed.

3.8    Phase Out.

(a)    The Licensees shall use all reasonable efforts to reduce its usage of the Licensed Property for which a license is granted pursuant to Article 2, including by completing the removal of the Licensed Property from all goods, services and materials in the Licensee’s possession or control, such that, as at the expiration of the Term, the Licensees will have ceased and discontinued all use of the Licensed Property in accordance with Section 10.4; provided that in the event of any de minimis use that continues after expiration or termination of the Term, Licensees shall quickly after becoming aware thereof discontinue such use. The Licensee shall not commence any new uses of the Licensed Property during the Term, unless approved in writing by the Licensor, except as otherwise provided in Section 7.24(c) of the Merger Agreement or the CBS Brands License Agreements.

(b)    The Licensees shall adopt a new domain name for the Licensee Sports Programming Business as of 12 months after the Effective Date or December 31, 2017, whichever is later, provided that if Licensees wish to replace such domain name with any domain name incorporating the Licensed Property, Licensees shall propose to Licensor any such new domain name no later than six (6) months after the Effective Date, and Licensor shall consider such proposal in good faith.

(c)    The Licensees shall use all reasonable efforts to reduce its usage of the Eye Design for which a license is granted pursuant to Article 2, including by completing the removal of the Eye Design from all goods, services and materials in the Licensees’ possession or control, such that, within twelve (12) months after the Effective Date, the Licensees will have ceased and discontinued all use of the Eye Design; provided that if Licensees wish to replace any usage of the Eye Design with any new logo incorporating the Licensed Property (other than, for the avoidance of doubt, the Eye Design), Licensees shall propose to Licensor any such new logos no later than six (6) months after the Effective Date, and Licensor shall consider such proposal in good faith. A Licensee is not in breach of this Agreement if it makes de minimis uses of the Eye Design in contravention of its obligations, so long as it quickly ceases use once such use is discovered except as otherwise provided in Section 7.24(c) of the Merger Agreement.

4	Ownership

4.1    The Licensees acknowledges that nothing contained in this Agreement shall give the Licensees any right, title or interest in or to the Licensed Property or any other intellectual property of Licensor or its Affiliates, or any right to use such Licensed Property or other intellectual property in any territory except as expressly granted by the Licensor in relation to the Licensed Property under Section 2.1. Except for those rights expressly granted under Section 2.1, the Licensees will not directly or indirectly claim any rights in the Licensed Property or apply to register the Licensed Property, “CBS” or the Eye Design or any confusingly similar name or mark whether alone or in combination with any other name or mark or otherwise as copyright, trademark, trade name, domain name in any territory.

4.2    Any goodwill derived by, and any rights acquired by, any Licensee from the use of the Licensed Property or any derivatives thereof shall inure to the sole benefit of the Licensor. At the request and expense of the Licensor, the Licensees shall execute all documents or take all such actions that are reasonably necessary to assign such goodwill and/or rights to the Licensor or otherwise to confirm the Licensor’s ownership of the Licensed Property.

4.3    Subject to the Licensees’ obligations to pay fees related to Domain Name registrations in Section 3.6, the Licensees agree that the Licensor will, at its sole cost and discretion, clear, file, maintain and defend any and all trademark and domain name applications and resulting registrations worldwide for the Licensed Property until the termination of this Agreement. The Licensees further agree to abide by all reasonable trademark clearance, filing and maintenance decisions made by the Licensor in connection and in accordance with this Agreement, to execute any other documents or other materials or provide such assistance as the Licensor may reasonably request in furtherance of the purpose of this Agreement, and to cooperate with the Licensor in connection therewith, as requested.

4.4    If, in breach of this Agreement, the Licensees register, or apply to register, any copyright, trademark, trade name, domain name or other designation identical or substantially similar to the Licensed Property, “CBS” or the Eye Design, they shall immediately, at the Licensees’ cost, transfer the registration or application to the Licensor or, at the Licensor’s request, take all steps necessary to abandon, cancel or withdraw, as requested, such registration or application.

4.5    The Licensees agree that they will not, nor authorize nor permit any other Person to, and they will ensure their Affiliates do not, nor authorize any other Person to: (a) subject to Section 2.5, use or (b) apply to register any copyright, trademark, trade name, domain name or other designation identical or confusingly similar to any of the Licensed Property, “CBS” or the Eye Design or any mark or which combines the Licensed Property with any other trademark, trade name or domain name or other designation unless permitted to do so under another written agreement with Licensor.

4.6    Nothing under this Agreement gives the Licensees any right to use the Licensed Property in their corporate names or registered or unregistered business names. Nothing under this Agreement gives the Licensees any right to use the Licensed Property in any call letters.

5	Licensor Obligations

Notwithstanding anything to the contrary in this Agreement, during the Term and subject to Section 3.6, Licensor shall be required to maintain all Trademark registrations and Domain Names in Schedules 1 and 2 in a manner that will permit Licensees to use such Trademarks and Domain Names as set forth in this Agreement.

6	Warranties

6.1    Each Party hereto warrants and represents to the other that it has the full right, power and authority to execute and perform its obligations under this Agreement.

6.2    The Licensor warrants and represents to the Licensees that:

(a)    it holds all such rights and interest in the Licensed Property as are required to permit the Licensor to enter into this Agreement;

(b)    to the knowledge of Licensor’s trademark counsel as of the Effective Date, the Licensees’ use of the Licensed Property in accordance with the terms and conditions of this Agreement does not and will not infringe or violate any other Person’s intellectual property rights; and

(c)    there are no pending claims, judgments or unpaid settlements against Licensor or any of its Affiliates relating to the Licensed Property which, if adversely determined, would have a material adverse effect on Licensor’s ability to license the Licensed Property or interfere in any material respect with Licensees’ use of the Licensed Property during the Term as set forth in this Agreement.

7	[Intentionally Blank]

8	Further Assurances

Each Party hereto shall, at the cost and the request of the other Party and at any time, execute such documents and perform such acts as the other Party may reasonably require for the purpose of giving effect to this Agreement.

9	Infringement

9.1    Each Licensee shall, as soon as it becomes aware thereof, give the Licensor full particulars, in writing, of any actual or threatened conduct of any Person which amounts or might amount either to: (a) infringement or unlicensed use of; (b) passing-off or unfair competition in relation to; or (c) breach of any analogous or comparable right of the Licensor’s rights in relation to, “CBS”, the Eye Design or the Licensed Property.

9.2    If any Licensee becomes aware of any allegation that “CBS”, the Eye Design or the Licensed Property is invalid or that use thereof infringes any rights of the Licensor or that “CBS”, the Eye Design or the Licensed Property may be susceptible to challenge, the Licensee promptly shall provide the Licensor with the particulars thereof.

9.3    The Licensor may, in its sole discretion, commence or prosecute any claims or suits to protect its rights hereunder, and the Licensees agree to cooperate fully with the Licensor and the Licensor shall be responsible for reimbursing the Licensees for any and all documented costs reasonably incurred by the Licensees in providing such assistance to the Licensor; provided that Licensor shall consider in good faith any request by Licensee to assert Licensor’s rights in the Licensed Property that Licensee reasonably believe are adversely impacting Licensee’s rights hereunder.

10	Term and Termination

10.1    Term. Except as otherwise set forth in Section 10.2, this Agreement shall begin on the Effective Date and expire on December 31, 2020 (the “Initial Term”). During the Initial Term, the Parties shall reasonably cooperate to negotiate in good faith with respect to an extension of the Initial Term. Prior to the end of the Initial Term, but in no event later than October 1, 2020, commencing on a date selected by the Licensee, the Parties agree to commence a 90-day period of good faith negotiations for an extension of the Initial Term, during which period the Licensor shall not negotiate with any other party with respect to the rights in the Licensed Property for use in the radio broadcasting business (any such extension a “Renewal Term” and together with the Initial Term, the “Term”).

10.2    Termination.

(a)    This Agreement may terminate before the expiration of its Term under any of the following circumstances:

(i)    automatically, without the requirement of written notice by either Party, in the event of an Insolvency of Entercom or CBSRN;

(ii)    automatically, as to a Licensee, Permitted Sublicensee, or Licensed Radio Station and without the requirement of written notice by either Party, in the event of an Insolvency of such Licensee, Permitted Sublicensee, or Licensed Radio Station;

(iii)    after December 31, 2019, automatically, as to the Licensee Sports Programming Business, if the CBSRN ceases using the Licensed Property to identify the Licensee Sports Programming Business; and as to a particular Licensed Radio Station and the applicable Licensed Property as listed in Schedule 1, if any Licensee ceases using such Licensed Property for Licensed Services;

(iv)    automatically, if there is an Acquisition for which the CBSRN or Entercom, as applicable, has not received the prior written consent of Licensor (which consent shall not to be unreasonably withheld);

(v)    by either Party (“Non-Defaulting Party”), upon written notice to the other Party, if the other Party or, where the Licensees are the other Party, any Permitted Sublicensee (the “Defaulting Party”) fails to comply with any of its material obligations pursuant to this Agreement and does not within 15 days of receipt of written notice from the Non-Defaulting Party specifying the failure, for any such failure either: (x) remedy such failure (if capable of being remedied) or (y) if the failure is not capable of being remedied, agree with the Non-Defaulting Party upon a plan to mitigate the impact of such failure and to prevent such failure from occurring in the future;

(vi)    by either Party immediately on written notice to the other Party on the third (3rd) or any subsequent failure to comply with a material obligation of this Agreement by the other Party or, where the Licensees are the other party, by any Permitted Sublicensee, provided that the non-breaching Party has provided written notice to the breaching Party on two prior occasions of breach and, upon each such prior notice, provided the breaching party with a 15 calendar day opportunity to cure such failure to comply with such material obligation or obligations; or

(vii)    by the Licensor immediately on written notice to the Licensees, if any Licensee or Permitted Sublicensee, alone or with others, seeks a declaration or other order from a Governmental Authority that any of Licensor’s or their Affiliates’ rights in or to any Licensed Property, or any registration thereof, is invalid or otherwise attacks the validity of the foregoing.

(b)    This Agreement shall terminate, upon written notice delivered by the Licensor to the Licensees, if there is a purported unauthorized assignment or transfer in violation of Section 12.7; provided that the Licensees shall have 15 calendar days from the latest delivery of such notice of breach to cure such purported unauthorized assignment or transfer.

(c)    If any Licensee changes Format of either an HD-1 or other sub-HDs broadcasted by any Licensed Radio Station, without any further action required by either Party, all rights granted under this Agreement shall immediately terminate with respect to such station of such Licensed Radio Station, and such Licensee will cease use of all relevant Licensed Property prior to such Format change.

(d)    If the conditions set forth in Section 10.4 are satisfied, Licensees may terminate this Agreement as set forth in Section 10.4.

10.3    Acquisitions and Format Changes and Cessation of Use. Licensees shall provide Licensor written notice (a) immediately upon reaching agreement, or where confidentiality obligations apply, immediately upon public announcement of reaching agreement, with any Person for any Acquisition of any Licensee, Permitted Sublicensee or any Licensed Radio Station or (b) as soon as practicable after any Format change of any Licensed Radio Station as set forth in Section 10.2(e), and (c) immediately upon any Licensee substantially ceasing use of the Licensed Property for Licensed Services as set forth in Section 10.2(a)(i).

10.4    [Intentionally Omitted]

10.5    Survival. Upon any expiration or termination of this Agreement in its entirety, as expressly set forth in this Section 10.5 of this Agreement all rights to use any Licensed Property granted pursuant to this Agreement to the Licensees and all Permitted Sublicensees shall immediately cease and the Licensees and all Permitted Sublicensees shall take all necessary steps to cease use of the Licensed Property in all ways , except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements. Upon any expiration or termination of this Agreement as to any, as expressly set forth in this Section 10.5 of this

Agreement, Licensee, Permitted Sublicensee or Licensed Radio Station, all rights to use any Licensed Property granted pursuant to this Agreement to such Licensee, Permitted Sublicensee or to the Applicable Licensee with respect to such Licensed Radio Station shall immediately cease and such Licensee, Permitted Sublicensee or Applicable Licensee shall take all necessary steps to cease use of the Licensed Property or the Licensed Property with respect to such Licensed Radio Station, in all ways, except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements. The foregoing obligations to cease use include, in each case, the following, except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements:

(a)    change all of the Radio Station Branding or Licensee Sports Programming Business to names that do not include the Trademarks, “CBS” or any term confusingly similar or any term that implies association or successor relationship with the Licensor or its Affiliates;

(b)    cease the use of all Domain Names;

(c)    cease use of the Licensed Property in all Promotional Use;

(d)    remove or obliterate all signage that displays the Licensed Property; and

(e)    at the Licensor’s written request, destroy all marketing, promotional or other materials bearing the Licensed Property for which a license is granted pursuant to this Agreement.

10.6    Wind Down. With respect to any termination under Section 10.2(a)(iii) or 10.2(a)(iv), or 10.2(a)(v), the applicable Licensees and Permitted Sublicensees will be given sixty (60) days following any such termination to wind down their use of the applicable terminated Licensed Property.

10.7    Survival. Notwithstanding anything herein to the contrary, Articles 4, 7, 8, and 11-12, Sections 3.7, and this Section 10.7 shall survive any expiration or termination of this Agreement and shall remain in full force and effect.

11	Indemnification

11.1    The Licensor agrees to indemnify and hold harmless Licensees and their past, present or future Subsidiaries, Affiliates and Permitted Licensees and any of their past, present or future Representatives, heirs, executors and any of their permitted successors and assigns (“Licensee Indemnified Parties”) against any and all payments, losses, liabilities, damages, claims, and expenses (including attorney’s fees and expenses incurred in good faith) and costs whatsoever (“Losses”), as incurred, arising out of or relating to (a) any third-party claim of infringement, dilution or unfair competition arising from the use of the Licensed Property as described herein to the extent that Licensees’ use of the Licensed Property is in compliance with the terms of this Agreement; (b) any violation by the Licensor of applicable laws; and (c) any violation or breach of this Agreement by the Licensor. In the event of any such Losses involving an allegation of trademark infringement, the Licensees shall take all actions requested by the Licensor in order to mitigate any damages and other costs in connection therewith, including ceasing or modifying use of any Licensed Property.

11.2    The Licensees agree to indemnify and hold harmless the Licensor and its past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs, executors and any of their permitted successors and assigns (“Licensor Indemnified Parties”) against any and all Losses, as incurred, arising out of or relating to (a) all claims with respect to the use of the Licensed Property (including use by or on behalf of any Permitted Sublicensee) except third party claims of infringement, dilution or unfair competition as set forth in Section 11.1(a) above; (b) any violation by a Licensee or any Permitted Sublicensee of applicable laws; and (c) any violation or breach of this Agreement by a Licensee or any Permitted Sublicensee.

11.3    The provisions of Article VI of the Separation Agreement shall govern claims for indemnification under this Agreement.

12	General

12.1    No Agency. Nothing in this Agreement shall be deemed to create any joint venture, partnership or principal agent relationship between the Licensees and the Licensor or any of their Affiliates and no party hereto shall hold itself out in its advertising or otherwise in any manner which would indicate or imply any such relationship with the other or its Affiliates.

12.2    Entire Agreement. This Agreement, the Separation Agreement and the Merger Agreement constitute the entire agreement between CBS, CBSSN and/or the Licensor, on the one hand, and the Licensees, on the other hand, with respect to the Licensed Property, supersede all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between CBS and/or the Licensor and CBSSN, on the one hand, and the Licensees, on the other hand other than those set forth or referred to herein or therein.

12.3    Amendments. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by the Licensor and Radio.

12.4    Dispute Resolution. Any Agreement Dispute shall be resolved in accordance with the procedures set forth in Article VII of the Separation Agreement, which shall be the sole and exclusive procedures for the resolution of any such Agreement Dispute unless otherwise specified herein or in Article VII of the Separation Agreement.

12.5    Liability. Except in connection with breaches of Section 12.6 or a Party’s indemnification obligations under Article 11, neither Party shall be liable in contract, tort (including negligence) or otherwise arising out of or in connection with this Agreement for any special, punitive, indirect or consequential loss or damage including any economic loss (including loss of revenues, profits, contracts, business or anticipated savings); in any case, whether or not such losses were within the contemplation of the Parties at the date of this Agreement.

12.6    Confidentiality. Each Party hereto shall keep confidential the terms and conditions of this Agreement and all information concerning the business of the other Party hereto exchanged in the course of negotiating the same or pursuant to the terms hereof and shall not divulge the same to any third (other than to their respective professional advisers), provided that the foregoing shall not apply to information (a) already in the public domain at the time the information is disclosed other than as a result of disclosure in violation of any confidentiality obligation or agreement, (b) required by law to be disclosed in any document to be filed with any Governmental Authority, (c) required to be disclosed by court or administrative order or under laws, rules and regulations applicable to such Party or its respective Affiliates (including securities laws, rules and regulations), as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of such Party or its respective Affiliates may be listed for trading, (d) disclosed by Licensor for the purpose of maintaining or enforcing its rights under this Agreement or to any of the Licensed Property, or (e) disclosed with the prior written approval of the other party.

12.7    Assignability.

(a)    Notwithstanding any Acquisition, this Agreement shall not be assigned or transferred by a Licensee in whole or in part, including by operation of Law, without the prior written consent of the Licensor, which consent will not be unreasonably withheld; provided, that in the event of any permitted assignment or transfer by a Licensee in accordance with the foregoing, Licensee shall provide a guarantee to the Licensor (in a form reasonably agreed upon) for any liability or obligation of the assignee or transferee under this Agreement and the assignee or transferee shall agree in a written agreement with the Licensor to assume all of the obligations under this Agreement; provided, further, that Licensees shall update Schedule 1 to disclose any such permitted assignment or transfer.

(b)    Notwithstanding the foregoing, this Agreement may be assigned or transferred by any Licensee in whole or in part upon prior written notice to the Licensor to Entercom or a Subsidiary of Entercom so long as Entercom and its Subsidiaries or any of their respective parents or Affiliates are not engaged in the business of television broadcasting in the United States; provided, that any such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement; and provided, further, Licensees shall update Schedule 2 to disclose the removal of, or permitted assignment or transfer to, a Licensed Radio Station or Licensee, which update shall be delivered concurrent with Licensees notice to Licensor of such assignment or transfer.

(c)    Any purported assignment or transfer in violation of this Section 12.7 shall be null and void and of no effect.

(d)    Subject to Sections 12.7(a) and 12.7(b), this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their permitted successors and assigns.

(e)    For the purposes of this Agreement, a “successor” shall include any entity that is a legal successor to either Party as a result of a sale or acquisition of such Party, whether by merger, consolidation, sale of all or substantially all of such Party’s assets.

12.8    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a written notice given in accordance with this Section 12.8):

(a)	if to Licensor:

CBS Broadcasting Inc.

Attn: Chief Legal Officer and Trademarks Counsel

51 West 52nd Street

New York, New York, 10019

Fax: 212-975-4215

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax:	(212) 403-2000
Attention:	David E. Shapiro, Esq.
Marshall P. Shaffer, Esq.

if to CBSSN:

CBS Sports Network

Attn: Senior Counsel

51 West 52nd Street

New York, New York 10019

Fax: (212) 975-3531

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax:	(212) 403-2000
Attention:	David E. Shapiro, Esq.
Marshall P. Shaffer, Esq.

(b)	if to Licensee or a Permitted Sublicensee:

CBS Radio Inc.

1271 Avenue of the Americas, Fl. 44

New York, NY 10020

Attn:  General Counsel

Fax:   212-246-3657

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

Fax:	(610) 660-5662
Attention:	Andrew P. Sutor, IV,
Senior Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

Fax:	(312) 993-9767
Attention:	Mark D. Gerstein
Zachary A. Judd

12.9    Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, (each such entity, a “Waiving Entity”), but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the Waiving Entity against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the entity against whom the existence of such waiver is asserted. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

12.10    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either the Licensor or the Licensees. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Licensor and the Licensees shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Licensor and the Licensees as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

12.11    No Third-Party Beneficiaries. Except to the extent that this Agreement shall benefit Entercom, as set forth explicitly herein, and to the extent of any indemnification of any Licensee Indemnified Parties and Licensor Indemnified Parties, as set forth in Section 11, this Agreement is for the sole benefit of the Licensor and the Licensees and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

12.12    Counterparts. This Agreement may be executed in one or more counterparts, and by each Party hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

12.13    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedules are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Licensor and the Licensees and no presumption or burden of proof shall arise favoring or burdening either Party hereto by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Any action, determination or approval of or required by the Licensor under this Agreement shall be understood to be at the Licensor’s sole discretion unless expressly stated otherwise hereunder.

12.14    Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties and, as set forth in Section 12.7, their respective permitted successors and permitted assigns.

12.15    Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

(b)    EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE ADMINISTRATION THEREOF. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

CBS BROADCASTING INC.

By:	/s/ Joseph R. Ianniello
Name: Joseph R. Ianniello
Title: Executive Vice President

CSTV NETWORKS, INC. d/b/a CBS Sports Network

By:	/s/ Joseph R. Ianniello
Name: Joseph R. Ianniello
Title: Executive Vice President

CBS RADIO INC.

By:	/s/ Andre Fernandez
Name:Andrew Fernandez
Title: President & Chief Executive Officer, CBS Radio

CBS SPORTS RADIO NETWORK INC.

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: President & Chief Executive Officer, CBS Radio

[Signature Page to License Agreement #3 (CBS RADIO Brand)]